Press Release

Basic Earth Reports All Proxy Proposals Pass at Annual Stockholder Meeting

On Thursday December 24, 2009, 9:00 am EST

BASIC EARTH SCIENCE SYSTEMS, INC. (OTCBB:BSIC), reconvened its 2009 Annual Meeting of Stockholders at 5:00 p.m., December 23, 2009, at the Company’s offices, to consider one remaining proposal. At the reconvened meeting, the Company announced that Proposal No. 4 regarding amendments to the Company’s Certificate of Incorporation to prohibit stockholder action by written consent and to allow only the Board of Directors to call special meetings of the stockholders received the required number of votes to pass. Accordingly, the polls were closed on this issue. There being no further business, the Company’s 2009 Annual Meeting of Stockholders was adjourned.

“We are delighted to announce that all eight proposals placed before the shareholders have passed,” said Ray Singleton, President. Proposals No. 3 and No. 4, the most contentious of the issues, were not only approved by a majority of the outstanding shares, but received positive support from over 75% of the shares that voted. Even after removing management’s votes, nearly 60% of the shares that voted endorsed the proposals. Singleton continued, “We now intend to move forward to finalize the administrative details necessary to implement these proposals. With this behind us, our focus is on the business of growing the Company with the goal of increasing shareholder wealth.”

Basic Earth is an independent oil and gas exploration and production company with primary operations in the Williston Basin, the Denver-Julesburg Basin in Colorado, southern Texas and the Gulf Coast area. Basic Earth is traded on the Over The Counter Bulletin Board under the symbol BSIC. Information on Basic Earth can be found at its web site: www.basicearth.net.

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